Exhibit 23.1
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT
We consent to the incorporation by reference in the Registration Statements of Franklin Credit Holding Corporation on Form S-8 [File Nos. 333-122677 and 333-135043] of our report dated March 30, 2011, with respect to our audits of the consolidated financial statements of Franklin Credit Holding Corporation and Subsidiaries as of December 31, 2010 and 2009 and for the years then ended, which report is included in this Annual Report on Form 10-K of Franklin Credit Holding Corporation for the year ended December 31, 2010 which includes an explanatory paragraph as to the Company’s ability to continue as a going concern.
/s/ Marcum LLP
Marcum LLP
New York, New York
March 30, 2011